Exhibit 10.5

Alterix Inc.

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”), by and between Alterix Inc., a Delaware corporation (“Alterix”), and Patrick Mooney, M.D. (the “Executive”) is effective as of June 11, 2015 (the “Effective Date”). Alterix and the Executive are sometimes referred to herein individually as a “Party” and collectively as the “Parties.” In consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which the Parties hereby acknowledge, the Parties, intending to be legally bound, agree as follows:

1. Employment. Alterix shall employ the Executive, and the Executive shall accept such employment with Alterix, upon the terms and conditions set forth in this Agreement for the period beginning on the Effective Date and ending as provided in Section 4 (the “Employment Period”).

2. Position and Duties.

(a) Location; Title; Duties. During the Employment Period, the Executive shall serve Alterix in the capacity of Chief Executive Officer, be based in the greater Philadelphia, PA, metropolitan area, have such duties, responsibilities and authorities consistent with responsibilities generally associated with the position of Chief Executive Officer as may be augmented or revised from time to time by the Board of Directors and generally to carry out the policies and goals of Alterix (collectively, the “Duties”). Executive may have to travel in order to properly perform the Duties. Executive shall use the Executive’s best efforts to perform the Duties and promote the interests of Alterix, devote the Executive’s full business time, attention and effort to the performance of the Duties and refrain from acts or omissions detrimental to Alterix or harmful to its interests. While employed by Alterix, the Executive shall not engage in any business activity that conflicts with the Employee’s duties to Alterix.

(b) Outside Activities. Notwithstanding the foregoing, nothing in this Agreement shall prevent or be deemed to prohibit Executive from spending time on and participating in Executive’s personal and family investments, industry, civic, or charitable and other non-profit affairs, and as a board member or advisor to no more than two other companies; provided, however, that such participation and time expended in such activities do not materially interfere with the responsibilities as an employee of Alterix in accordance with this Agreement.

3. Compensation. In consideration for the performance of the Duties as well as other obligations under this Agreement, Executive shall receive the following compensation.

(a) Base Salary. Alterix shall pay the Executive an annual base salary of Four Hundred Eighty Thousand Dollars ($480,000.00) per year, to be paid in equal monthly installments in accordance with Alterix’s standard practices and policies in effect from time to time, provided that such salary shall not begin to be paid until the month in which Alterix receives proceeds from the sale, or series of related sales, of shares of stock, or promissory notes convertible into shares of stock, which total $3,000,000.00 or more in the aggregate. Prior to such month, Alterix shall pay the Executive a monthly stipend of Ten Thousand Dollars ($10,000.00) per month for any month during which the Executive performs services for the Company until the month in which Alterix receives proceeds from the sale, or series of related sales, of shares of stock, or promissory notes convertible into shares of stock which total $500,000 or more in the aggregate. Commencing with the month in which Alterix receives the $500,000 in proceeds described in the preceding sentence, Alterix shall pay the Executive a monthly stipend of $20,000 per month. If, prior to the Company meeting the $3,000,000 threshold described above, it has received proceeds from the sale, or series of related sales, of shares of stock, or promissory notes convertible into shares of stock, which total $1,500,000 or more in the aggregate, Alterix shall pay the Executive a monthly stipend of $30,000 per month commencing with the month in which the aggregate proceeds received equal or exceed $1,500,000.

(b) Annual Bonus. Alterix shall pay the Executive an annual bonus in an amount up to One Hundred Percent (100%) of his base salary based on the Company’s financial performance in each calendar year. For the purpose of determining Executive’s annual bonus, the Company’s financial performance shall be measured by the degree to which the Company achieved objectives reasonably and realistically established by the Board of Directors in good faith, with the advice and consent of the Executive, prior to the commencement of each year. The annual bonus shall be paid no later than February 15 of the year immediately following the year on which the annual bonus is based.

(c) IPO Bonus. Alterix shall pay the Executive a one-time bonus within 180 days of the closing of an initial public offering of shares by Alterix (the “IPO”). The amount of such bonus shall be determined by multiplying (i) the amount set forth on the cover page of the final prospectus filed by Alterix with the United States Securities and Exchange Commission in connection with the IPO (the “Final Prospectus”) by (ii) the number of shares set forth as “Common stock to be outstanding after the offering” in the subsection titled “The Offering” in the Prospectus Summary section of the Final Prospectus by (iii) 0.9%. In the event the underwriters of the IPO exercise their overallotment option the Executive will be paid an additional bonus. That additional bonus will be calculated in the same manner as the provided above, except that the number of shares in item (ii) will be the number of shares purchased by the underwriters in their exercise of the overallotment option.

(d) Benefits. Executive shall be entitled to participate in such benefit plans as Alterix provides to its employees generally from time to time in accordance with Alterix policies and subject to the terms and conditions of such plans. Alterix agrees to provide Executive with family medical, dental and vision insurance, and long and short term disability insurance the benefits of which will guarantee Executive his full base salary during any short or long term disability.

(e) Car Allowance. Alterix shall pay the Executive a monthly car allowance of Eight Hundred Dollars ($800.00) on a monthly basis.

(f) Expenses. Alterix shall reimburse the Executive for all reasonable business travel, business development, business entertainment, mobile telephone and other expenses incurred by him in the course of performing the Duties. Expenses should be consistent with the policies established by Alterix from time to time with respect to travel and other business expenses, subject to Alterix’s requirements with respect to reporting and documentation of such expenses.

(g) Paid Vacation. Executive shall be entitled to take up to four (4) weeks paid vacation per calendar year. If Executive does not use some or all of his four (4) weeks vacation in a given year, he may, at his discretion, roll up to two (2) weeks of vacation time over into the following year and/or obtain payment from Alterix for unused vacation time at the rate of his base annual salary.

(h) Equity. Pursuant to the contemplated 2015 Equity Incentive Plan of Alterix (the “Plan”), a copy of which Executive will be given the opportunity to review, Executive shall receive an Incentive Stock Option (“Option”) providing terms for the purchase of 3,461,540 shares of Common Stock, which number shall be subject to adjustment in the event of a stock split, reverse stock split, stock dividend or similar event, at 100% of the then Fair Market Value, as each of those terms are defined in the Plan. The grant of Incentive Stock Option shall be made pursuant to the standard form of Stock Option Grant Notice and Agreement under the Plan. The Incentive Stock Option Grant Notice will include a vesting schedule as follows: (i) 692,308 shares vest on closing of the IPO, (ii) 692,308 shares vest on the date the first patient is enrolled in the Phase 2B/3 clinical trial of the Alterix ibuprofen product knows as AX-IBU-01, (iii) 692,308 shares vest on the date the first patient is enrolled in the Phase 1/2 clinical trial of the Alterix benfotiamine product knows as AX-DN-01, and (iv) 1,384,616 shares vest on the submission of a New Drug Application for AX-IBU-01 to the United States Food and Drug Administration. Executive will not be permitted to sell any shares issued pursuant to the Option, or any other shares owned by Executive, unless Executive has obtained the prior written approval of the Board of Directors of Alterix and has complied with all other applicable policies of Alterix, including the Alterix Insider Trading Policy as in effect at the applicable time and all applicable laws and regulations. Once issued and executed the Grant Notice will supersede and replace this paragraph, which will become null and void. In addition to the Option, the Company shall also grant to the Executive 1,384,616 shares of Common Stock pursuant to a Restricted Stock Agreement. The Company acknowledges and agrees that such shares shall not be subject to vesting and Executive Acknowledges and agrees that the grant of the shares to him will be a taxable event.

4. Term.

(a) Employment Period. The Employment Period shall continue from the Effective Date for a period of three (3) years unless terminated earlier upon the occurrence of the following events:

(i) the Executive’s death or “Permanent Disability” (defined as the expiration of a continuous period of 90 days during which the Executive is unable to perform the Duties due to physical or mental incapacity);

(ii) the Agreement is terminated for Cause (as defined below) by Alterix;

(iii) the Agreement is terminated for Good Reason (as defined below) by Executive at any time upon thirty (30) days’ prior written notice to Alterix;

(iv) the Agreement is terminated by Alterix at any time without Cause upon thirty (30) days’ prior written notice to the Executive; or

(v) the Agreement is terminated by the Executive without Good Reason at any time upon thirty (30) days’ prior written notice to Alterix.

(b) Definitions. For purposes of this Agreement:

(i) “Cause” shall mean only the following:

(A) the deliberate failure or refusal by the Executive to perform his Duties (other than any such failure resulting from the Executive’s incapacity due to illness, physical or mental incapacity) as expressly directed in writing by Alterix’s Board of Directors that results in actual and material demonstrable financial harm to Alterix which deliberate failure or refusal has not been cured within fifteen (15) business days after Alterix’s Board of Directors provides written notice to Executive of its belief that Executive has deliberately failed or refused to perform his duties as directed in writing by the Board of Directors;

(B) the Executive’s deliberate breach of this Agreement that results in actual and material demonstrable financial harm to Alterix that has been communicated to him in writing which deliberate breach has not been cured within fifteen (15) business days after written notice of such alleged breach is given to Executive by Alterix’s Board of Directors;

(C) the Executive’s gross intentional misconduct or gross negligence with respect to the performance of the Duties that results in actual and material demonstrable financial harm to Alterix which gross intentional misconduct or gross negligence has been communicated to him in writing and has not been cured within fifteen (15) business days after written notice of such alleged gross intentional misconduct or gross negligence;

(D) the conviction of the Executive, or plea of guilty or nolo contendere, with respect to any felony, any act of fraud, theft, or financial dishonesty with respect to Alterix or any of its affiliates, customers or business partners; or

(E) alcohol abuse or illegal substance abuse by the Executive that results in actual and material demonstrable financial harm to Alterix that has been communicated to him in writing and has not been cured within fifteen (15) business days after written notice of such alleged alcohol abuse or illegal substance abuse.

(ii) Termination for “Cause” under this Agreement shall not occur unless, prior to the date Executive’s employment is terminated:

(A) the Company has clear evidence that Executive has, in fact, engaged in conduct constituting “Cause” as defined herein; and

(B) the Company furnishes Executive in writing at the time of termination all of the reasons for Executive’s termination for “Cause” and describing in complete detail all of the facts and evidence that the support the Executive’s termination for “Cause.”

(iii) “Good Reason” shall exist upon

(A) mutual written agreement by the Executive and Alterix;

(B) the relocation of Executive’s office such that the Executive’s daily commute is increased by at least 75 miles round-trip without the written consent of the Executive;

(C) reduction of the Executive’s annual base salary without the prior consent of the Executive;

(D) material diminution of the Executive’s duties, title, position, or responsibilities; or

(E) material breach by Alterix of any of the terms of this Agreement, which breach is not substantially cured or rectified, or in process of being substantially cured or rectified, if such breach is curable or rectifiable, within fifteen (15) business days after Executive gives written notice of such breach to Alterix.

(c) Disability. In the event of any dispute regarding the existence of the Executive’s Permanent Disability hereunder, the matter will be resolved by an independent physician qualified to practice medicine in Philadelphia, Pennsylvania with greater than fifteen (15) years practice experience who is on the staff of a university hospital and has no prior knowledge of the Executive and no prior engagement by, or other relationship with, Alterix. The independent physician will be selected by the mutual agreement of Executive’s physician and a physician of Alterix’s choosing. For this purpose, the Executive will submit to all appropriate medical examinations.

(d) Payments Upon Termination of Employment.

(i) Upon the termination of the Executive’s employment with Alterix, the Executive shall be entitled to receive all earned or accrued but unpaid salary, accrued vacation and reimbursement of approved business expenses as well as all amounts or benefits to which the Executive is entitled under any applicable the employee benefit plan in which the Executive was a participant during his employment with Alterix, in accordance with the terms of that plan and in accordance with Alterix’s usual payroll practices.

(ii) In addition to the foregoing, upon the termination of the Executive’s employment with Alterix for any reason other than Executive’s death or Permanent Disability or for Cause, or if Executive terminates his employment with Good Reason, the Executive shall also be entitled to receive a lump sum equal to the Executive’s base salary and benefits set forth in Section 3(a), (c) and (d) hereof for a period of 24 months, and a lump sum equal to the annual bonus he received for the preceding year pursuant to Section 3(b) above.

(iii) The payments to which Executive is entitled under Section 4(d)(ii) shall be payable within thirty (30) days upon the occurrence of each of: (1) the execution of a document acknowledging Executive’s obligations under this Agreement, and (2) the return of all property of Alterix in Executive’s possession.

(iv) Alterix will withhold all federal, state, local and other taxes and amounts that it determines are required by law on all amounts paid pursuant to this Section.

(e) Automatic Renewal. Unless otherwise terminated prior to the expiration of the original Employment Period, this Agreement shall automatically renew upon the expiration of the original Employment Period for successive two (2) year terms unless either Party gives written notice of its intention not to renew this Agreement at least One Hundred Eighty (180) days prior to the date of expiration, provided that the terms of this Agreement addressing the rights and obligations of the Parties with respect to the termination of the Executive’s employment shall survive the expiration of this Agreement.

5. Proprietary Information, Assignment of Developments and Non-Competition Agreement. As a condition of the Executive’s employment with Alterix and a condition of any and all of Alterix’s obligations under this Agreement and the Purchase Agreement, the Executive shall enter into the accompanying Proprietary Information, Assignment of Developments and Non-Competition Agreement, a form of which is attached as Exhibit A (the “IP & Non-Competition Agreement”) and comply with his obligations thereunder. Notwithstanding any other provision of this Agreement, if the Executive materially breaches the IP & Non-Competition Agreement, Alterix shall be relieved of any and all obligations under this Agreement.

6. Section 409A. Notwithstanding any other provision herein to the contrary, to the extent that any payment to be made to the Executive, whether pursuant to this Agreement or otherwise, is determined to constitute “nonqualified deferred compensation” within the meaning of and subject to Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) such payment shall not be made prior to the date that is the earlier of (i) six months and one day after the Executive’s separation from service with Alterix and any parent, affiliate or subsidiary of Alterix and (ii) the Executive’s death. The terms of this Section 6 shall apply only if the Executive is a “specified employee” (within the meaning of Section 409A) on the date of such separation from service, and shall only apply to the extent the delay of such payment is necessary to prevent such payment from being subject to interest, penalties and/or additional tax imposed pursuant to Section 409A.

7. Executive and Alterix Representations. The Executive hereby represents and warrants to Alterix that (i) the execution, delivery and performance of this Agreement by the Executive does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which the Executive is a party or by which he is bound, and (ii) upon the execution and delivery of this Agreement by Alterix, this Agreement and the IP & Non-Competition Agreement shall be a valid and binding obligation of the Executive, enforceable in accordance with its terms. Alterix hereby represents and warrants to the Executive that (i) the execution, delivery and performance of this Agreement by Alterix does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Alterix is a party or by which it is bound and (ii) upon the execution and delivery of this Agreement by the Executive, this Agreement shall be a valid and binding obligation of Alterix, enforceable in accordance with its term.

8. Arbitration. The Parties agree that, except for any rights that any party may have to apply to a court of competent jurisdiction for preliminary injunctive relief, all disputes shall be submitted solely and exclusively to final and binding arbitration before a single, neutral arbitrator before the American Arbitration Association (“AAA”), in accordance with the AAA’s National Rules for the Resolution of Commercial Disputes then in effect. Such arbitration shall proceed in Philadelphia, Pennsylvania, and the Demand for Arbitration shall only be filed with the AAA after the initiating party provides the other party(s) with at least thirty (30) days’ advance notice of the contemplated demand. Judgment upon the award rendered by the arbitrator may be entered in any court of competent jurisdiction. Alterix shall advance the arbitration filing fee, and all other AAA administrative fees. The parties agree that this arbitration provision and any arbitration award rendered hereunder, shall be subject to the Pennsylvania Uniform Arbitration Act, 42 P.S. §§ 7301-7320 and that in all other respects, the arbitrator is bound to apply Massachusetts law in determining any dispute under this Agreement. The parties agree that the scope of discovery, and the discovery methods that may be used in arbitration, shall be the same as provided in the Massachusetts Rules of Civil Procedure. The parties agree further that, notwithstanding any case law, regulation, statute, amendment, ordinance or other source to the contrary, and without any further limitation of any rights, any payment due to Executive under Section 3 and/or 4(d) of this Agreement shall be deemed to be “wages” within the meaning of the Massachusetts Wage Act, Mass. G.L. c. 149 § 148 and that Executive shall be entitled to all relief afforded under the MWA as the MWA exists as of the Effective Date and as it may be subsequently amended if Alterix breaches this Agreement. The foregoing notwithstanding, in the event that either party shall institute litigation in court for purposes of seeking preliminary injunctive relief, then all claims, counterclaims or causes of action that one party may have against the other shall be resolved in such litigation and the foregoing requirement that the parties shall resolve their disputes by mandatory arbitration shall be null and void.

9. Notices. Any notice or communication required or permitted under this Agreement shall be in writing and shall be delivered by hand, delivered by nationally recognized overnight courier service or sent by e-mail. Any such notice or communication shall be deemed to have been given (i) if by hand, when delivered, (ii) if sent by nationally recognized overnight courier service, upon confirmation of delivery by such service, (iii) if sent by e-mail upon confirmation of receipt by the recipient in each case, to the following address, or e-mail address, or to such other address or addresses or e-mail address or addresses as such party may subsequently designate to the other parties by notice given in accordance with this Section 8.

If to Alterix:	Alterix Inc.

100 Cummings Center, Suite 463E
Beverly, MA 01915
Attention: Harry McCoy
Email: hmccoy@alterix.com

With a copy to:	Holland & Knight LLP
10 St. James Avenue
Boston, MA 02116
Attn: Thomas L. Barrette, Esq.
Email: thomas.barrette@hklaw.com

If to the Executive:	see signature page

10. Miscellaneous.

(a) Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

(b) Complete Agreement. This Agreement and the IP & Non-Competition Agreement embody the complete agreement and understanding among the Parties with respect to the terms and conditions of Executive’s employment and supersede and preempt any prior understandings, agreements or representations by or among the Parties, written or oral, which may have related to the terms and conditions of Executive’s employment.

(c) Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by the Executive, Alterix and their respective heirs, successors and permitted assigns. The Executive may not assign his rights or delegate his obligations hereunder. Alterix may assign all or any part of this Agreement to any third party that shall acquire Alterix, or any parent of Alterix, in a merger, acquire a majority of the capital stock of Alterix, or of any parent of Alterix, or purchase all or substantially all of Alterix’s assets (or all or substantially all of the assets of the portion of Alterix’s business that the Executive’s employment was most associated with), provided, however, Alterix shall provide the Executive with prior written notice thereof.

(d) Choice of Law; Jurisdiction. This Agreement shall be governed, construed and enforced in accordance with the laws of the Commonwealth of Massachusetts . All suits, actions or other proceedings seeking to enforce, or otherwise arising in connection with, this Agreement shall be brought in the state or federal courts located in Philadelphia, Pennsylvania . Each of the Parties irrevocably consents to the exclusive jurisdiction of the foregoing courts in such matters and irrevocably waives any objection such Party may otherwise have against such jurisdiction.

(e) Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the express, prior, written consent of Alterix and the Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

(f) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument representing the agreement of the parties hereto.

(g) Electronic Document. A copy of this Agreement or signature page hereto signed and transmitted by facsimile machine, as an attachment to an e-mail or by other electronic means (collectively an “Electronic Document”), shall be treated as an original document. The signature of any party thereon, for purposes hereof, is to be considered an original signature, and the Electronic Document transmitted is to be considered to have the same binding effect as an original signature on an original document. No party shall raise the use of an Electronic Document or the fact that a signature was transmitted through the use of a facsimile machine, e-mail or other electronic means as a defense to the enforcement of this Agreement or any amendment or other document executed in compliance with this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

ALTERIX INC.

By:	/s/ Harry G. McCoy
Name: Harry G. McCoy
Title: Chairman

EXECUTIVE:

/s/ Patrick Mooney
Patrick Mooney, M.D.

625 Clinton Ave. Haddonfield, NJ 08033
Address

patrick.mooney73@gmail.com
E-mail

Signature Page to Employment Agreement

Exhibit A

Form of IP & Non-Competition Agreement

attached

Exhibit A

Alterix Inc.

PROPRIETARY INFORMATION, ASSIGNMENT OF DEVELOPMENTS

AND NON-COMPETITION AGREEMENT

THIS PROPRIETARY INFORMATION, ASSIGNMENT OF DEVELOPMENTS AND NON-COMPETITION AGREEMENT (“Agreement”), by and between Alterix Inc., a Delaware corporation (“Alterix”), and Patrick Mooney, M.D. (the “Employee”), is effective as of June 11, 2015 (the “Effective Date”).

WHEREAS Alterix and Employee have executed an Employment Agreement as of the Effective Date; and

WHEREAS a condition of the Employment Agreement was the execution of this Agreement.

NOW THEREFORE, in consideration for the execution of the Employment Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Alterix and the Employee agree as follows:

1. Employment Agreement. The parties agree that the terms of Employee’s engagement with Alterix shall be governed by the Employment Agreement referenced above save for those issues specifically addressed in this Agreement. The Employee acknowledges that this Agreement does not change any of the terms of the Employment Agreement. The Employee further acknowledges that the nature of Alterix’s business is such that protection of its proprietary and confidential information is critical to Alterix’s survival and success.

2. Ownership and Non-Disclosure of Proprietary and Confidential Information.

(a) Proprietary Information of Alterix. The Employee agrees that all information and know-how, whether or not in writing, of a private, secret or confidential nature concerning Alterix’s business or financial affairs (collectively, “Proprietary Information”) is and will be the exclusive property of Alterix. By way of illustration, but not limitation, Proprietary Information includes any and all information regarding clinical trials, discoveries, inventions, products, product improvements, product enhancements, processes, methods, techniques, formulas, compositions, compounds, negotiation strategies and positions, projects, developments, plans (including business and marketing plans), research data, clinical data, financial data (including sales costs, profits, pricing methods), personnel data, computer programs (including software used pursuant to a license agreement), customer, prospect and supplier lists, and contacts at or knowledge of customers or prospective customers of Alterix. The Employee will not disclose any Proprietary Information to any person or entity other than employees of Alterix or use the same for any purposes (other than in the performance of his/her duties as an employee of Alterix) without written approval by an officer of Alterix, either during or after his/her employment with Alterix. While employed by Alterix, the Employee will use the Employee’s best efforts to prevent unauthorized publication or disclosure of any Proprietary Information.

(b) Use of Proprietary Information. The Employee agrees that all files, documents, letters, memoranda, reports, records, data, sketches, drawings, models, laboratory notebooks, program listings, computer equipment or devices, computer programs or other written, photographic, or other tangible or intangible material containing Proprietary Information, whether created by the Employee or others, which will come into his/her custody or possession, will be and are the exclusive property of Alterix to be used by the Employee only in the performance of his/her duties for Alterix and will not be copied or removed from Alterix premises except in the pursuit of the business of Alterix. All such materials or copies thereof and all tangible property of Alterix in the custody or possession of the Employee will be delivered to Alterix, upon the earlier of (i) a request by Alterix or (ii) termination of his/her employment. After such delivery, the Employee will not retain any such materials or copies thereof or any such tangible property.

(c) Proprietary Information of Third Parties. The Employee agrees that his/her obligation not to disclose or to use information and materials of the types set forth in paragraphs 2(a) and 2(b) above, and his/her obligation to return materials and tangible property, set forth in paragraph 2(b) above, also extends to such types of information, materials and tangible property of customers of Alterix or suppliers to Alterix or other third parties who may have disclosed or entrusted the same to Alterix or to the Employee in the course of Alterix’s business.

3. Developments.

(a) Disclosure. The Employee has and will make full and prompt disclosure to Alterix of all discoveries, inventions, improvements, enhancements, processes, methods, techniques, developments, software, and works of authorship, whether patentable or not, which are created, made, conceived or reduced to practice by him/her or under his/her direction or jointly with others during his/her employment by Alterix, whether or not during normal working hours or on the premises of Alterix (all of which are collectively referred to in this Agreement as “Developments”).

(b) Assignment. The Employee agrees to assign and does hereby assign to Alterix (or any person or entity designated by Alterix) all his/her right, title and interest in and to all Developments and all related patents, patent applications, copyrights and copyright applications whether created prior to or after the Effective Date. The Employee understands that, to the extent this Agreement will be construed in accordance with the laws of any state which precludes a requirement in an employee agreement to assign certain classes of inventions made by an employee, this paragraph 3(b) will be interpreted not to apply to any invention which a court rules and/or Alterix agrees falls within such classes. The Employee also hereby waives all claims to moral rights in any Developments.

(c) Cooperation. The Employee agrees to cooperate fully with Alterix, both during and after his employment with Alterix, with respect to the procurement, maintenance and enforcement of copyrights, patents and other intellectual property rights (both in the United States and foreign countries) relating to Developments. The Employee will sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignments of priority rights, and powers of attorney, which Alterix may deem necessary or desirable in order to protect its rights and interests in any Development. The Employee further agrees that if Alterix is unable, after reasonable effort, to secure the signature of the Employee on any such papers, any executive officer of Alterix will be entitled to execute any such papers as the agent and the attorney-in-fact of the Employee, and the Employee hereby irrevocably designates and appoints each executive officer of Alterix as his/her agent and attorney-in-fact to execute any such papers on his/her behalf, and to take any and all actions as Alterix may deem necessary or desirable in order to protect its rights and interests in any Development, under the conditions described in this sentence.

4. Other Agreements.

The Employee represents that, except as the Employee has disclosed in writing to Alterix, the Employee is not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of his/her employment with Alterix, to refrain from competing, directly or indirectly, with the business of such previous employer or any other party or to refrain from soliciting employees, customers or suppliers of such previous employer or other party. The Employee further represents that his/her performance of all the terms of this Agreement and the performance of his/her duties as an employee of Alterix do not and will not conflict with or breach any agreement with any prior employer or other party to which the Employee is a party (including without limitation any nondisclosure or non-competition agreement), and that the Employee will not disclose to Alterix or induce Alterix to use any confidential or proprietary information or material belonging to any previous employer or others.

5. Obligations to Third Parties.

The Employee acknowledges that Alterix from time to time may have agreements with other persons or with federal, state or local governments, or agencies thereof, which impose obligations or restrictions on Alterix regarding inventions made during the course of work under such agreements or regarding the confidential nature of such work. The Employee agrees to be bound by all such obligations and restrictions which are made known to the Employee and to take all action necessary to discharge the obligations of Alterix under such agreements.

6. Non-Competition and Non-Solicitation.

While the Employee is employed by Alterix and for a period of two years after the termination or cessation of such employment for any reason, the Employee will not directly or indirectly:

(a) Engage or assist others in engaging in any business or enterprise (whether as owner, partner, officer, director, employee, consultant, investor, lender or otherwise, except as the holder of not more than 1% of the outstanding stock of a publicly-held company) that is competitive with Alterix’s business, including but not limited to any business or enterprise that develops, manufactures, markets, licenses, sells or provides any product or service that competes with any product or service developed, manufactured, marketed, licensed, sold or provided, or planned to be developed, manufactured, marketed, licensed, sold or provided, by Alterix while the Employee was employed by Alterix; or

(b) Either alone or in association with others, solicit, divert or take away, or attempt to divert or take away, the business or patronage of any of the clients, customers, or business partners of Alterix which were contacted, solicited, or served by Alterix during the 12-month period prior to the termination or cessation of the Employee’s employment with Alterix; or

(c) Either alone or in association with others (i) solicit, induce or attempt to induce, any employee or independent contractor of Alterix to terminate his/her employment or other engagement with Alterix, or (ii) hire, or recruit or attempt to hire, or engage or attempt to engage as an independent contractor, any person who was employed or otherwise engaged by Alterix at any time during the term of the Employee’s employment with Alterix; provided, that this clause (ii) will not apply to the recruitment or hiring or other engagement of any individual whose employment or other engagement with Alterix has been terminated for a period of six months or longer.

(d) If the Employee violates the provisions of any of the preceding paragraphs of this Section 6, the Employee will continue to be bound by the restrictions set forth in such paragraph until a period of two years has expired without any violation of such provisions. Further, the Employee agrees that the duration of the non-competition and non-solicitation obligations described in this Section 6 shall be extended and their expirations tolled upon the filing of any lawsuit challenging the validity or enforceability of this Agreement until the lawsuit is finally resolved and all rights of appeal have expired.

7. Miscellaneous.

(a) Equitable Remedies and Other Remedies. The restrictions contained in this Agreement are necessary for the protection of the business and goodwill of Alterix and are considered by the Employee to be reasonable for such purpose. The Employee agrees that any breach of this Agreement is likely to cause Alterix substantial and irrevocable damage which is difficult to measure. Therefore, in the event of any such breach or threatened breach, the Employee agrees that Alterix, in addition to such other remedies which may be available, will have the right to obtain an injunction from a court restraining such a breach or threatened breach and the right to specific performance of the provisions of this Agreement and the Employee hereby waives the adequacy of a remedy at law as a defense to such relief.

(b) Return of Property. The Employee agrees to immediately deliver to Alterix all Proprietary Information and other information relating to Alterix’s business that is in the Employee’s possession or under the Employee’s control upon termination of the Employee’s employment with Alterix.

(c) Disclosure of this Agreement. The Employee hereby authorizes Alterix to notify others, including but not limited to customers of Alterix and any of the Employee’s future employers or prospective business associates, of the terms and existence of this Agreement and the Employee’s continuing obligations to Alterix hereunder.

(d) Successors and Assigns. This Agreement will be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any entity with which, or into which, Alterix may be merged or which may succeed to Alterix’s assets or business, provided, however, that the obligations of the Employee are personal and will not be assigned by him or her. The Employee expressly consents to be bound by the provisions of this Agreement for the benefit of Alterix or any subsidiary or affiliate thereof to whose employ the Employee may be transferred without the necessity that this Agreement be re-signed at the time of such transfer.

(e) Severability. In case any provision of this Agreement will be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions will in no way be affected or impaired thereby.

(f) Waivers. No delay or omission by Alterix in exercising any right under this Agreement will operate as a waiver of that or any other right. A waiver or consent given by Alterix on any one occasion is effective only in that instance and will not be construed as a bar to or waiver of any right on any other occasion.

(g) Governing Law; Venue. This Agreement will be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts (without reference to the conflicts of laws provisions thereof). Any action, suit, or other legal proceeding which is commenced to resolve any matter arising under or relating to any provision of this Agreement will be commenced only in a court of the Commonwealth of Massachusetts (or, if appropriate, a federal court located within the Commonwealth of Massachusetts), and Alterix and the Employee each consents to the jurisdiction of such a court. Alterix and the Employee each hereby irrevocably waive any right to a trial by jury in any action, suit or other legal proceeding arising under or relating to any provision of this Agreement.

(h) Entire Agreement; Amendment. This Agreement supersedes all prior agreements, written or oral, between the Employee and Alterix relating to the subject matter of this Agreement. This Agreement may not be modified, changed or discharged in whole or in part, except by an agreement in writing signed by the Employee and Alterix. The Employee agrees that any change or changes in his/her duties, salary or compensation after the signing of this Agreement will not affect the validity or scope of this Agreement.

(i) Interpretation. If any restriction set forth in Section 6 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it will be interpreted to extend only over the maximum period of time, range of activities, or geographic area as to which it may be enforceable

(j) Captions. The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

(k) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument representing the agreement of the parties hereto.

(l) Electronic Document. A copy of this Agreement or signature page hereto signed and transmitted by facsimile machine, as an attachment to an e-mail or by other electronic means (collectively an “Electronic Document”), shall be treated as an original document. The signature of any party thereon, for purposes hereof, is to be considered an original signature, and the Electronic Document transmitted is to be considered to have the same binding effect as an original signature on an original document. No party shall raise the use of an Electronic Document or the fact that a signature was transmitted through the use of a facsimile machine, e-mail or other electronic means as a defense to the enforcement of this Agreement or any amendment or other document executed in compliance with this Agreement.

[Signature page follows.]

The signature of the Employee below certifies that he has read, understands and agrees with the terms and conditions of this Agreement, effective as of the first day of the Employee’s service to Alterix.

Alterix Inc.

By:
Name:
Title:

Address:

EMPLOYEE

Name:	Patrick Mooney, M.D.

Address: